CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated June 25, 2010, accompanying the financial statements of Insured Income Trust, Series 149 (included in Van Kampen Unit Trusts, Taxable Income Series 108) as of February 28, 2010, and for the period from March 27, 2007 (date of deposit) through February 28, 2008 and for each of the two years in the period then ended February 28, 2010 and the financial highlights for the period from March 27, 2007 (date of deposit) through February 29, 2008 and for each of the two years in the period ended February 28, 2010, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-135930) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/  GRANT THORNTON LLP

New York, New York
June 25, 2010